Exhibit 99.2

NEWMARK GROUP ANNOUNCES PRICING OF $600.0 MILLION OF 7.500% SENIOR NOTES

NEW YORK, NY – January 5, 2024 – Newmark Group, Inc. (Nasdaq: NMRK) (“Newmark” or the “Company”) today announced the pricing of its offering of $600.0 million aggregate principal amount of its 7.500% senior notes (the “notes”).

The notes will be general senior unsecured obligations of Newmark. The notes will pay interest semi-annually at a rate of 7.500% per annum, on each January 12 and July 12, beginning on July 12, 2024, and will mature on January 12, 2029. The closing, subject to customary conditions, is expected to occur on January 12, 2024. Newmark intends to use the net proceeds to repay all or a portion of the $420.0 million outstanding under its term loan. Any additional net proceeds will be used to repay outstanding revolving debt, including with respect to the borrowings under the Company’s credit agreement with Cantor Fitzgerald, L.P., and for general corporate purposes.

The notes were offered and sold in a private offering exempt from the registration requirements under the Securities Act of 1933, as amended (the “Securities Act”). The notes have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration. This notice is issued pursuant to Rule 135c under the Securities Act, and does not constitute an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

Discussion of Forward-Looking Statements about Newmark

Statements in this document regarding Newmark that are not historical facts are “forward-looking statements” that involve risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements. These include statements about the Company’s business, results, financial position, liquidity, and outlook, which may constitute forward-looking statements and are subject to the risk that the actual impact may differ, possibly materially, from what is currently expected. Except as required by law, Newmark undertakes no obligation to update any forward-looking statements. For a discussion of additional risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see Newmark’s Securities and Exchange Commission filings, including, but not limited to, the risk factors and Special Note on Forward-Looking Information set forth in these filings and any updates to such risk factors and Special Note on Forward-Looking Information contained in subsequent reports on Form 10-K, Form 10-Q or Form 8-K.

Media Contact:

Deb Bergman

+1 303-260-4307

Investor Contact:

Jason McGruder

+1 212-829-7124